Exhibit 99.1

PRESSRELEASE www.HelixESG.com
Helix Energy Solutions Group, Inc. • 400 N. Sam Houston Parkway E., Suite 400 • Houston, TX 77060 • 281-618-0400 • Fax: 281-618-0505

For Immediate Release	08-001

Date: February 4, 2008	Contact: Title:	Wade Pursell Chief Financial Officer
HELIX ANNOUNCES RESIGNATION OF CEO
HOUSTON, TX — Helix Energy Solutions (NYSE: HLX) announced today that Martin R. Ferron has informed the Board of Directors that he will resign as President and Chief Executive Officer and as a director of the company, effective February 4, 2008. Owen Kratz, who currently serves as Executive Chairman and Chairman of the company’s Board of Directors, will resume the role of Chief Executive Officer and assume all of the duties formerly performed by Mr. Ferron.
Mr. Kratz, Helix’s Executive Chairman, stated “Martin has been with the company for over ten years and has played a prominent role in our rapid and profitable growth. We credit him with many important strategic contributions, particularly in regards to: acquisitions of Canyon Offshore and Remington Oil & Gas Corporation; entry into the hub production facilities business; and consolidation acquisitions of the Gulf of Mexico shelf diving business, followed by a partial divestment in Cal Dive. We are appreciative to Martin for his work and commitment to the company, and we wish him the best in his future endeavors.”
Helix Energy Solutions, headquartered in Houston, Texas, is an international offshore energy company that provides development solutions and other key life of field services to the open energy market as well as to our own oil and gas business unit.
This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings, any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; complexities of global political and economic developments, geologic risks and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including the company’s Annual Report on Form 10-K for the year ending December 31, 2006, as amended. We assume no obligation and do not intend to update these forward-looking statements.